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                                                                     EXHIBIT 4.2


                  PURCHASE AND SALE OF CAPITAL STOCK AGREEMENT

      This Purchase and Sale of Capital Stock Agreement (the "Agreement") is made and entered into as of July 15, 2004, effective July 1, 2004 by and among Consumer Direct of America, a Nevada corporation ("CDA") and the individuals listed on the signature page of this Agreement (individually, a "Seller" and collectively, the "Ocean West Stockholders").

                                    RECITALS

      A. The Board of Directors of CDA believes it is in the best interest of CDA and its stockholders to acquire all of the capital stock (the "Shares") of Ocean West Holding Corporation, a Delaware corporation ("OWHC") owned by Ocean West Stockholders that are a party to this Agreement;

      B. The Ocean West Stockholders believe that it is in their best interest to sell the Shares owned by the Ocean West Stockholders to CDA.

      C. CDA has agreed to purchase and Seller has agreed to sell the number of shares set forth opposite each Seller's name listed on the signature page of this Agreement.

      D. CDA and the Ocean West Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the purchase and sale of the Shares by CDA.

      E. CDA and Ocean West has mutually agreed to structure on offer within one year form the date of this agreement to convert the preferred stock and notes as listed in Schedule E.l. to commons stock of CDA and or to purchase the stock or note

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

                                    ARTICLE 1
                               PURCHASE OF SHARES

      1. Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Paragraph 2 below) Seller agrees to sell, assign, transfer and deliver to CDA the number of Shares set forth opposite the name of each Seller for the purchase price set forth opposite the name of Seller on the signature page hereto, and CDA agrees to purchase the number of Shares set forth opposite the name of each on the signature page Seller hereto for such purchase price.

                                    ARTICLE 2
                                     CLOSING

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            2.1   Time and Place. The closing of the purchase and sale of the
Shares shall take place with the execution and delivery of this Agreement at the offices of Consumer Direct of America, 6330 South Sandhill Road, Suite 8, Las Vegas, Nevada 89120 (the "Closing").

            2.2 Deliveries by the Seller. At the Closing, each Seller shall deliver to CDA a OWHC stock certificate issued in the name of CDA for the total number of Shares that Seller has agreed to sell and transfer to CDA pursuant to this Agreement. In addition, at the Closing, Seller shall deliver to CDA the following:

                  (a) a written opinion of counsel to OWHC and the Seller, dated the date of Closing, as to the matters described on Exhibit A attached hereto;

                  (b) Exhibit B attached hereto; a certificate of good standing of OWHC from the Secretary of State of Delaware; and

                  (c) copies of all corporate, business and financial books and records and such other documents as CDA may reasonably request.

            2.3 Deliveries by CDA. At the Closing, CDA shall deliver to Seller a CDA Stock Certificate issued in the name of Seller for the total number of Shares that Seller has agreed to sell and transfer to CDA, pursuant to this Agreement (the "CDA Shares").

                                    ARTICLE 3
           REPRESENTATIONS AND WARRANTIES BY THE SELLER REGARDING THE
                                     SHARES

            The Seller represents and warrants to CDA as follows:

            3.1 Title. Seller owns the Shares and is transferring to CDA good and valid title to the number of Shares set forth opposite each Seller's name on the signature page of this Agreement, free and clear of all Liens, claims, security interests, options, charges, and encumbrances whatsoever. None of the Shares are subject to any voting trust or agreement No Person holds or has the right to receive any proxy or similar instrument with respect to the Shares. There is no applicable federal, state or local Law, rule, regulation or decree which would, as a result of the purchase of the Shares by CDA, impair, restrict or delay voting rights with respect to the Shares.

            3.2 Valid and Binding Agreement. Seller has full power and authority to execute this Agreement and consummate the transactions contemplated hereby, and this Agreement is binding on Seller and enforceable in accordance with its terms. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby do not violate or conflict with or constitute a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Seller is a party or by which Seller or Seller's property is bound, or to Seller's knowledge, any existing instrumentality or court, domestic or foreign, having jurisdiction over Seller or any of Seller's property.

            3.3 Restrictions on Transfer of Shares. Each Seller understands the Shares will be "restricted securities" under the federal securities Laws, and under such Laws and

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applicable regulations such Shares may be resold without registration under the
Securities Act of 1933 (the "Act") only in limited circumstances; each Seller understands the resale limitations imposed by the Act and is familiar with Rule 144 of Regulation D of the Act and the conditions that must be met in order for Rule 144 to be available for resale of "restricted securities," including the requirement that the securities must be held for at least one year after purchase and the condition that current information about CDA is publicly available; and each Seller understands that the stock certificates representing the Shares will bear a legend restricting transfer of the Shares.

            3.4 Investment Representations of Sellers. Each Seller represents to CDA that it is an experienced investor and is acquiring the CDA Shares for investment and not with a view to, or for resale in connection with, any distribution thereof. Accordingly, each Seller will not sell, assign or transfer the CDA Shares unless they are either registered under the Act or an exemption from such registration is available. Further, each Seller represents that it has made its own independent investigation of CDA and is not relying upon any representations of share worth, potential profitability or similar representations of CDA. Each Seller further represents that it has been afforded an opportunity to review all information, books and records, including accounting and financial records, of CDA, as well as the opportunity to ask questions of CDA's management, and is making an informed independent investment decision. Finally, each Seller is an "accredited investor" (as such term is defined in Rule 501 (a) of the Act) and is purchasing the Shares in the capacity of an accredited investor.

                                    ARTICLE 4
          REPRESENTATIONS AND WARRANTIES BY THE SELLERS REGARDING OWHC.

            4.1 Organization.

                  4.1 (a) OWHC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware; has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business as a foreign corporation and is in good standing under the Laws of each state in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business or financial condition of OWHC.

                  4.1(b) The copies of the Articles of Incorporation, and all amendments thereto, of OWHC, as certified by the Secretary of State of Delaware, and the bylaws of OWHC and all amendments thereto, as certified by the Secretary of OWHC, which have heretofore been delivered to CDA for examination, are complete and correct copies of the Articles of Incorporation and bylaws of OWHC as amended and in effect on the date hereof. Except as set forth in Schedule 4.1(b), all minutes of meetings and actions in writing without a meeting of the Board of Directors and stockholders of OWHC are contained in the minute book of OWHC heretofore delivered to CDA for examination, and no minutes or actions in writing without a meeting have been included in such minute book since such delivery to CDA that have not also been delivered to CDA. The minute book of OWHC contains complete and accurate records of all meetings and other corporate actions of its Board of Directors and stockholders.

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            4.2   Capitalization.

                  4.2(a) The authorized capital stock of OWHC consists of 30,000,000 shares of Common Stock, $.01 par value, of which 5,586,104 shares are issued and outstanding; 5,000,000 shares of Class B Common Stock, $.01 par value, of which 210,096 shares are issued and outstanding; 600,000 shares of Class D Common Stock, $.01 par value, of which none are issued and outstanding; 10,000,000 shares of preferred stock, $.01 par value, of which 1,000 shares of Series C are issued and outstanding, 680 shares of Series E are issued and outstanding, 1,050 shares of Series F are issued and outstanding, 2,000 shares of Series G are issued and outstanding, 125 shares of Series I are issued and outstanding, 1,000 shares of Series L are issued and outstanding, and 5,000 shares of Series M are issued and -0- are outstanding. All of the issued and outstanding capital shares of OWHC are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive rights created by statute, OWHC's charter documents or bylaws or any agreement to which OWHC is a party or by which it is bound, and were offered and sold in compliance with applicable state and federal securities Laws.

                  4.2(b) Except as set forth in Schedule 4.2(b), there are no outstanding options, warrants, subscriptions, calls, rights, demands, commitments, convertible securities or other agreements that have not been disclosed or arrangements of any character or nature whatsoever to which OWHC is a party or by which it is bound obligating OWHC to issue, deliver or sell, or cause to be issued, sold or delivered, additional shares of capital stock of OWHC or obligating OWHC to grant, extend or enter into any such option, warrant, subscription, call, right, demand, commitment, convertible security or other agreement. No debt securities of OWHC are issued and outstanding.

            4.3 Equity Investments. OWHC does not own any capital stock or have any interest in any corporation, partnership, or other form of business entity.

            4.4 Books and Records; Organizational Documents. Except as set forth in the Schedules to this Agreement, the minute books and stock record books and other similar records of OWHC have been provided or made available to CDA or its counsel prior to the execution of this Agreement and, are complete and correct in all material respects and have been maintained in accordance with sound business practices. Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the Board of Directors of OWHC from the date of OWHC's incorporation through the date hereof. OWHC has prior to the execution of this Agreement delivered to CDA true and complete copies of its articles of incorporation and bylaws, both as amended through the date hereof. OWHC is not in violation of any provisions of its articles of incorporation or bylaws.

            4.5 Financial Statements. OWHC has delivered to CDA OWHC's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003 ("Form 10-KSB") and its Quarterly Reports on Form 10-QSB for the quarters ended December 31, 2003 and March 31, 2004 (collectively, "Form 10-QSB"). Each of the Form 10-KSB and Form 10-QSB presents fairly and accurately the information contained therein and does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; each statement of income and statement of retained

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earnings contained in the Form 10-KSB and the Form 1Q-QSB presents fairly and accurately the results of operations of OWHC for the period indicated; and each statement of changes in financial position in the form 10-KSB and the Form 10-QSB presents fairly and accurately the information purported to be shown therein. The financial statements contained in the Form 10-KSB and Form 10-QSB (including the notes thereto) (collectively, the "OWHC Financials") have been prepared in accordance with GAAP consistently applied throughout the periods indicated, in compliance with all applicable rules and regulations promulgated by the SEC, are correct and complete and are in accordance with the Books and Records.

            4.6 Reports. OWHC has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities Laws and SEC rules and regulations thereunder, and all such forms, reports and documents, as amended, filed with the SEC have complied in all material respects with all applicable requirements of the federal securities Laws and the SEC rules and regulations promulgated thereunder.

            4.7 Absence of Certain Changes or Events. Except as set forth in this Agreement or in the Reports (as defined below), since March 31,2004 OWHC has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to its stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights; (iv) made any change in its method of management, operation or accounting; or (v) entered into any other transaction or agreement.

            4.8 No Undisclosed Liabilities. To the best knowledge of the Ocean West Stockholders, OWHC has no liabilities or obligations of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due), including, without limitation, any liability for Taxes or any obligations or liabilities of the nature or type required to be disclosed under GAAP, other than such liabilities or obligations that have been specifically disclosed in character and amount in the Reports.

            4.9   Taxes.

                  (a) All Tax Returns required to have been filed by or with respect to OWHC or any affiliated, consolidated, combined, unitary or similar group of which OWHC is or was a member (a "Relevant Group") have been duly and timely filed (including any extensions), and each such Tax Return correctly and completely reflects Tax liability and all other information required to be reported thereon. All Taxes due and payable by OWHC or any member of a Relevant Group, whether or not shown on any Tax Return, or claimed to be due by any Taxing Authority, for periods (or portions of periods) covered by the OWHC Financials, have been paid or accrued on the balance sheet included in the OWHC Financials.

                  (b) OWHC has delivered to CDA correct and complete copies of all federal and state income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by OWHC. None of such Tax Returns are under audit.

                  (c) OWHC has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

                  (d) OWHC is not a party to any Tax allocation or sharing agreement.

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                  (e)   OWHC and each member of any Relevant Group has withheld
and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor or independent contractor.

                  (f) OWHC has not received any demand for payment or notice of assessment of, and does not have knowledge of any action by any Taxing Authority in connection with assessing, additional Taxes against or in respect of it or any Relevant Group for any past period. There is no dispute or claim concerning any Tax Liability of OWHC either (i) threatened, claimed, raised or assessed by any Taxing Authority and (ii) no basis exists for any such claim or dispute.

                  (g) OWHC has not received any written ruling related to Taxes or entered into any agreement with a Taxing Authority relating to Taxes.

                  (h) OWHC has no liability for any Tax of any Person other than OWHC (i) under Section 1,1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor,
(iii) by contract or (iv) otherwise.

                  (i) OWHC (i) has neither agreed to make nor is required to make any adjustment under Section 481 of the Internal Revenue Code by reason of a change in accounting method and (ii) is not a "consenting corporation" within the meaning of Section 341(f)(l) of the Internal Revenue Code.

                  (j) OWHC is not involved in, subject to, or a party to any joint venture, partnership, contract, agreement or other arrangement that is treated as a partnership for federal, state, local or foreign income Tax purposes.

                  (k) OWHC has not made any payment, is not obligated to make any payment, and is not a party to any contract, agreement or arrangement covering any current or former employee or consultant of OWHC that could require it to make or give rise to any payment that is not deductible as a result of
Section 280G of the Internal Revenue Code or the Treasury regulations thereunder or would result in an excise Tax to the recipient of any such payment under
Section 4999 of the Internal Revenue Code.

                  (l) Each material election with respect to income Taxes affecting OWHC or any other member of the Relevant Group as set forth.

                  (M) OWHC has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(l)(A) of the Internal Revenue Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Internal Revenue Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Internal Revenue Code) in conjunction with the transactions contemplated by this Agreement.

            4.10 Litigation and Proceedings. Other than as set forth in the Reports, there are no undisclosed claims, Actions or Proceedings pending or, to OWHC's knowledge,

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threatened against, relating to or affecting OWHC or any of its Assets and
Properties. There are no facts or circumstances known to OWHC that could reasonably be expected to give rise to any claims. Action or Proceeding against, relating to or affecting OWHC or any of its Assets and Properties. There is no judgment, writ, injunction, decree, award or similar Order of any court, arbitrator or governmental agency or instrumentality (in each such case, whether preliminary or final) outstanding against OWHC. Prior to the execution of this Agreement, OWHC has delivered to CDA all responses of counsel for OWHC to auditor's requests for information for the preceding three years (together with any updates provided by such counsel) regarding Actions or Proceedings pending or threatened against, relating to or affecting OWHC. All Actions or Proceedings relating to or affecting, or, to the knowledge of OWHC, threatened against OWHC or any of its Assets and Properties during the three-year period prior to the date hereof.

            4.11 Compliance with Applicable Law. Since its incorporation, OWHC has complied with all applicable Laws, regulations, Orders and other requirements of all governmental entities having jurisdiction over it and its assets, properties and operations, except in any case where the failure to comply would not have a material adverse effect on the business, assets or financial condition of OWHC. OWHC has not received any notice of any material violation of any such Law, regulation, Order or other legal requirement, and is not in material default with respect to any Order, writ, judgment, award, injunction or decree of any governmental entity, applicable to OWHC or any of its assets, properties or operations.

            4.12 Contracts. Except for this Agreement and such other agreements as are set forth in the Reports, there are no contracts, agreements, franchises, license agreements or other commitments to which OWHC is a party or by which it or any of its assets, products or properties are bound, including, without limitation, any oral or written (i) contract for the employment of any officer, employee, independent contractor or consultant; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement or arrangement; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise; or (vii) agreement with any present or former officer, stockholder or partner of OWHC.

            4.13 Contract Defaults. OWHC is not in default under the terms of any outstanding contract, agreement, lease or other commitment and there is no event of default under any such contract, agreement, lease or other commitment in respect of which OWHC has not taken adequate steps to prevent such a default from occurring.

            4.14 Employees: Employee Benefits. OWHC has paid in full to all of its former employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees, independent contracts or consultants. There is no employee benefit plan which is sponsored, maintained or contributed to by OWHC or to which OWHC has an obligation to contribute, or otherwise affecting or involving OWHC or any of the former employees or independent contractors of or consultants to OWHC. OWHC is not a party to or bound by any employment, consulting, or retainer agreement, or any profit sharing, deferred compensation, bonus, savings, stock option, stock purchase, or incentive plan or agreement.

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            4.15  Assumptions or Guaranties of Indebtedness of Others. OWHC has
not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any debts, obligations or liabilities of any Person.

            4.16 No Conflicts. The execution and delivery by OWHC of this Agreement does not, and will not:

                  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws of OWHC;

                  (b) subject to obtaining the consents, Approvals and actions, making the filings and giving the notices disclosed, if any, conflict with or result in a violation or breach of any Law applicable to OWHC or any of its Assets and Properties; or

                  (c) except as disclosed, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under,
(iii) require OWHC to obtain any consent, Approval or action of, make any filing with or give any notice to any Person other than such consents Approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable state or federal securities Laws, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon OWHC or any of its Assets and Properties under or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any indenture, mortgage, deed of trust or other contract, agreement or instrument to which OWHC is a party or by which any of its Assets and Properties is bound.

            4.17 Stockholder List. A complete and accurate list of the stockholders of record of OWHC as of a date not more than two days prior to the date of Closing, which stockholder list accurately reflects the number of outstanding shares of OWHC's stock and the number of such shares which bear a restrictive legend or are subject to stop transfer orders or other restrictions on transfer, has been delivered to CDA.

            4.18 Registration Rights. No Person has demand or other rights to cause OWHC to file any registration statement under the Act relating to any securities of OWHC or any right to participate in any such registration statement.

            4.19  Compliance With Securities Laws.

                  (a) All reports required to be filed by OWHC with the SEC (collectively, the "Reports") have been properly filed and comply in all material respects with the requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder with respect to such Reports. None of the filed Reports contain any untrue statement of a material fact, or fail to state any material fact required to be stated therein or necessary to make the statements made therein not misleading.

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                  (b) No formal or informal investigation or examination by the
SEC or by the securities administrator of any state is pending or threatened against Seller or, to the knowledge of Seller, is pending or threatened against OWHC.

                  (c) Neither the Seller nor OWHC have been convicted of any felony or misdemeanor in connection with the purchase and sale of any security or involving the making of any false filing with the SEC.

                  (d) Neither the Seller nor OWHC are subject to any Order, judgment or decree of any court of competent jurisdiction, temporarily or preliminarily restraining or enjoining, or subject to any Order, judgment or decree of any court of competent jurisdiction, permanently restraining or enjoining, such person from engaging in or continuing any conduct or practice in connection with the purchase or sale of any security or involving the making of any false filing with the SEC.

            4.20 Investment Company. OWHC is not required to be registered as an investment company under the Investment Company Act of 1940, as amended, and neither OWHC nor its officers or directors are required to be registered as investment advisors under the Investment Advisor Act of 1940, as amended.

            4.21 Brokers. Neither OWHC, nor any Person acting on its behalf has paid or become obligated to pay, any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

            4.22 Disclosure. No representation or warranty made by OWHC contained in this Agreement or other writing furnished to CDA pursuant to any provision of this Agreement (including the OWHC Financials and the notes thereto) contains any untrue statement of a material feet or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. OWHC has provided CDA with true, correct and complete copies of all indentures, mortgages, deeds of trust and other contracts, agreements or instruments to which OWHC is a party or by which any of its Assets and Properties is bound and other materials heretofore requested by or on behalf of CDA in writing, and all other material information concerning OWHC in the possession, custody or control of OWHC.

                                    ARTICLE 5
                       REPRESENTATIONS, WARRANTIES OF CDA

            5.1 Organization. CDA is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada. CDA has the power and is duly authorized, qualified, franchised and licensed under all applicable Laws to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in any states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of CDA's articles of incorporation or bylaws. CDA has

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taken all action required by Law, its amended and restated articles of incorporation, bylaws, or otherwise to authorize the execution and delivery of this Agreement. CDA has full power, authority and legal right and has taken all action required by Law, its amended and restated articles of incorporation and bylaws, and otherwise to consummate the transactions herein contemplated.

            5.2 Capitalization. As of the date hereof, the entire authorized capitalization of CDA consists of (a) 100,000,000 shares of Common Stock, par value $.001 (the "CDA Common Stock"), of which 3,088,529 shares of CDA Common Stock are currently issued and outstanding, and (b) 5,000,000 shares of Preferred Stock, $.001 par value (the "CDA Preferred Stock"), of which zero shares are outstanding. All of the issued and outstanding shares of CDA Common Stock and CDA Preferred Stock are validly issued, fully paid and non-assessable. There are no outstanding options, warrants, subscriptions, calls, rights, demands, commitments, convertible securities or other agreements that have not been disclosed or arrangements of any character or nature whatsoever to which CDA is a party or by which it is bound obligating CDA to issue, deliver or sell, or cause to be issued, sold or delivered, additional shares of capital stock of CDA or obligating CDA to grant, extend or enter into any such option, warrant, subscription, call, right, demand, commitment, convertible security or other agreement. No debt securities of CDA are issued and outstanding. Except as set forth in Schedule 5.2.

            5.3 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which CDA is a party or to which any of its properties or operations are subject.

            5.4 Approval of Agreement. The Board of Directors of CDA has authorized the execution and delivery of this Agreement and has approved the transactions contemplated hereby. CDA has delivered to OWHC a copy of the resolutions of the Board of Directors approving this transaction.

            5.5 Brokers. Neither CDA, nor any Person acting on its behalf has paid or become obligated to pay, any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

            5.6 Investment Representations of CDA. CDA represents to the Ocean West Stockholders that it is an experienced investor and is acquiring the Shares for investment and not with a view to, or for resale in connection with, any distribution thereof. Accordingly, CDA will not sell, assign or transfer the Shares unless they are either registered under the Act or an exemption from such registration is available. Further, CDA represents that it has made its own independent investigation of OWHC and is not relying upon any representations of share worth, potential profitability or similar representations of the Ocean West Stockholders. CDA further represents that it has been afforded an opportunity to review all information, books and records, including accounting and financial records, of OWHC, as well as the opportunity to ask questions of OWHC's management, and is making an informed independent investment decision. Finally, CDA is an "accredited investor" (as such term is defined in Rule 501
(a) of the Act) and is purchasing the Shares in the capacity of an accredited investor.

                                    ARTICLE 6
                              ADDITIONAL AGREEMENTS

            6.1 Fees and Expenses. Each Seller and CDA shall be responsible for all of their respective fees and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby, including, without limitation, the professional fees of counsel for each of the parties incurred in connection with this Agreement.

            6.2 Required Filings. OWHC and CDA shall timely file with the SEC any forms, statements, reports and documents required to be filed by each of them pursuant to the federal securities Laws and SEC rules and regulations thereunder as a result of this Agreement or any of the transactions contemplated hereby, and shall use each of their best efforts to cause all such forms, statements, reports and documents to be declared or become effective as soon as practicable thereafter.

                                    ARTICLE 7
                                 INDEMNIFICATION

            7.1 Survival of Representations and Warranties. All representations, warranties and agreements contained herein shall survive the execution and delivery of this Agreement and the Closing of the transactions contemplated hereby.

            7.2 Indemnification. The Ocean West Stockholders agree to indemnify, defend, reimburse and hold harmless CDA and its successors and assigns, and the officers, directors, employees and agents of any of them, from and against any and all claims, losses, damages, liabilities, obligations, assessments, demands and actions, including interest, penalties and reasonable attorneys' fees and expenses (collectively "Losses") asserted against, resulting to, imposed upon or suffered or incurred by CDA, directly or indirectly, arising out of or in connection with (i) any breach by the Ocean West Stockholders of this Agreement, (ii) any inaccuracy in or breach of any of the representations, warranties or agreements made by the Ocean West Stockholders in this Agreement,
(iii) any claim or claims made against OWHC arising out of any debts, obligations and liabilities of OWHC or asserted debts, obligations and liabilities incurred prior to the date of Closing, other than those set forth herein or in the Reports, (iv) any claim or claims made against OWHC by any Person who was a stockholder of OWHC on or prior to the date of Closing arising out of or related to any business or activity engaged in or any action taken by OWHC prior to the date of Closing, including, without limitation, the offer, sale and issuance of any shares of the OWHC's common stock prior to the date of Closing, (v) any claim or claims made against OWHC by any Person who was an officer, director or employee of, or a consultant to, OWHC on or prior to the date of Closing arising out of or related to any contract, agreement, arrangement, understanding or commitment between OWHC and any such officer, director, employee or consultant prior to the date of Closing, and (vi) any claim by any Person for a finder's fee or brokerage or other commission or similar payment based upon any agreement or understanding with OWHC or the Ocean West Stockholders (or any Person acting on their behalf) in connection with this Agreement or any of the transactions contemplated hereby.

            7.3   Indemnification Procedure.

                  (a) Whenever any claim shall arise for indemnification hereunder (a "Claim"), the party entitled to indemnification (the "Indemnitee") shall promptly give written notice to the party obligated to provide indemnity (the "Indemnitee") with respect to the Claim after the receipt by the Indemnitee of reliable information of the facts constituting the basis for the Claim; but the failure to timely give such notice shall not relieve the Indemnitor from any obligation under this Agreement, except to the extent, if any, that the Indemnitor is materially prejudiced thereby.

                  (b) Upon receipt of written notice from the Indemnitee of a Claim, the Indemnitor shall provide counsel (such counsel subject to the reasonable approval of the Indemnitee) to defend the Indemnitee against the matter from which the Claim arose, at the Indemnitor's sole cost, risk and expense. The Indemnitee shall cooperate in all reasonable respects at the Indemnitor's sole cost, risk and expense, with the Indemnitor in the investigation, trial, defense and any appeal arising from the matter from which the Claim arose; provided, however, that the Indemnitee may (but shall not be obligated to) participate in any such investigation, trial, defense and any appeal arising in connection with the Claim. If the Indemnitee's participation in any such investigation, trial, defense and any appeal arising from such Claim relates to a legal position or defense that varies materially from the legal positions or defenses pursued by the Indemnitor, and if the Indemnitee reasonably believes that the Indemnitee's interests will be adversely and materially affected if such legal position or defense is not pursued, the Indemnitor shall bear the expense of the Indemnitee's separate participation, including all fees, costs and expenses of one separate counsel for the Indemnitee (or multiple Indemnitees). If the Indemnitee elects to so participate, the Indemnitor shall cooperate with the Indemnitee, and the Indemnitor shall deliver to the Indemnitee or its counsel copies of all pleadings and other information within the Indemnitor's knowledge or possession reasonably requested by the Indemnitee or its counsel that is relevant to the defense of such Claim and that will not prejudice the Indemnitor's position, claims or defenses. The Indemnitee and its counsel shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder. The Indemnitor shall have the right to elect to settle any claim for monetary damages without the Indemnitee's consent only if the settlement includes a complete release of the Indemnitee. If the settlement does not include such a release, it will be subject to the consent of the Indemnitee, which will not be unreasonably withheld. The Indemnitor may not admit any liability of the Indemnitee or waive any of the Indemnitee's rights without the Indemnitee's prior written consent, which will not be unreasonably withheld. If the subject of any Claim results in a judgment or settlement, the Indemnitor shall promptly pay such judgment or settlement.

                  (c) If the Indemnitor fails to assume the defense of the subject of any Claim in accordance with the terms of Section 7.3(b), if the Indemnitor fails diligently to prosecute such defense, or if the Indemnitor has, in the Indemnitee's good faith judgment, a conflict of interest, the Indemnitee may defend against the subject of the Claim, at the Indemnitor's sole cost, risk and expense, in such manner and on such terms as the Indemnitee deems appropriate, including, without limitation, settling the subject of the Claim after giving reasonable notice to the Indemnitor. If the Indemnitee defends the subject of a Claim in accordance with this Section, the Indemnitor shall cooperate with the Indemnitee and its counsel, at the Indemnitor's sole cost, risk and expense, in all reasonable respects, and shall deliver to the

Indemnitee or its counsel copies of all pleadings and other information within the Indemnitor's knowledge or possession reasonably requested by the Indemnitee or its counsel that are relevant to the defense of the subject of any such Claim and that will not prejudice the Indemnitor's position, claims or defense. The Indemnitee shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder.

                  (d) The obligation of the Indemnitor to indemnify the Indemnitee against Losses arising under this Agreement shall be in addition to any other obligations the Indemnitor might otherwise have and any other rights the Indemnitee might otherwise have.

            7.4 Payment. All payments owing under this Section 7 will be made promptly as indemnifiable Losses are incurred.

            7.5 Effect of Investigation. Any claim for indemnification shall not be invalid as a result of any investigation by or opportunity to investigate afforded to CDA.

                                    ARTICLE 8
                             RESOLUTION OF DISPUTES

            Any controversy, dispute or claim arising out of or relating to this Agreement, or involving the parties hereto, shall be resolved by binding arbitration before a retired judge at Judicial Arbitration and Mediation Services (JAMS) in Santa Monica, California. The prevailing party shall be awarded its attorney's fees, costs and expenses.

            In connection with the defense of any third party claims for which claims for indemnification have been made hereunder, each party will provide reasonable access to its books and records as and to the extent required for the proper defense of such third party claim. Neither party shall consent to any settlement or purport to bind any other party to any settlement without the written consent of the other party.

                                    ARTICLE 9
                                  MISCELLANEOUS

            9.1 Notices. Any notice, demand, request, offer, consent, Approval or communications (collectively, a "Notice") to be provided under this Agreement shall be in writing and sent by one of the following methods: (i) postage prepaid, United States certified or registered mail with a return receipt requested, addressed to CDA, the Ocean West Stockholders and OWHC, as appropriate, at the addresses set forth below; (ii) overnight delivery with a nationally recognized and reputable air courier (with electronic tracking requested) addressed to CDA, the Ocean West Stockholders and OWHC, as appropriate, at the addresses set forth below; (iii) personal delivery to CDA, the Ocean West Stockholders and OWHC, as appropriate, at the addresses set forth below; or (iv) by confirmed facsimile or telecopier transmission to CDA, the Ocean West Stockholders or OWHC, as appropriate, at the facsimile numbers set forth below and in such case of facsimile transmission, a copy must also be contemporaneously sent by one of the methods described in the preceding clause
(i), (ii) or (iii) of this Section (it being understood and agreed, however, that such Notice shall be deemed received upon receipt of electronic transmission). Any such Notice shall be deemed given upon receipt thereof, or, in case of any Notice sent pursuant to clause (i), (ii) or (iii) above, the refusal thereof by the intended receipt. Notwithstanding the foregoing, in the event any Notice is sent by overnight delivery or personal delivery and it is received (or delivery is attempted) during non-business hours (i.e., other than during 8:30 a.m. to 5:30 p.m. PST, Monday through Friday, excluding holidays), then such Notice shall not be deemed to have been received until the next Business Day. Either party may designate a different address for receiving Notices hereunder by notice to the other party in accordance with the provisions of this Section. Further notwithstanding the foregoing, if any Notice is sent by either party hereto to the other and such Notice has not been sent in compliance with this Section 11.01 but has in fact actually been received by the other party, then such Notice shall be deemed to have been duly given by the sending party and received by the recipient party effective as of such date of actual receipt.

      If to CDA:                    Consumer Direct of America
                                    6330 Sandhill, Suite 8
                                    Las Vegas, Nevada 89107
                                    Attn: Joseph Cosio-Barron
                                    Telephone: (702)851-5607
                                    Facsimile: (702)851-5646

      With a copy to:               Day & Campbell, LLP
                                    2030 Main Street, Suite 1600
                                    Irvine, California 91614
                                    Attn: Rowland W. Day II
                                    Telephone: (949) 553-1500
                                    Facsimile: (949)553-1544

      If to OWHC or the
 Ocean West Stockholders:      Ocean West Holding Corporation
                                    15991 Red Hill Avenue, Suite 110
                                    Tustin, California 92780
                                    Attn: Marshall L. Stewart/Daryl S. Meddings
                                    Telephone: (714) 247-4200
                                    Facsimile: (714)____________

      With a copy to:               Oswald & Yap
                                    16148 Sand Canyon Avenue
                                    Irvine, California 92618
                                    Attn: Lynne Bolduc, Esq.
                                    Telephone: (949) 788-8900
                                    Facsimile; (949) 788-8980

      Notwithstanding anything in this Section 9.1 to the contrary, any Notice delivered in accordance herewith to the last designated address of any Person or party to which a Notice may be or is required to be delivered pursuant to this Agreement shall not be deemed ineffective if actual delivery cannot be made due to a change of address of the Person or party to which the Notice is directed or the failure or refusal of such Person or party to accept delivery of the Notice.

            9.2 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

            9.3 Further Assurances. From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

            9.4 Expenses. Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

            9.5 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by CDA, OWHC and Ocean West Stockholders. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at Law or equity, that they may have against each other except as may be specifically limited herein.

            9.6. Rules of Interpretation. Except as otherwise expressly provided in this Agreement, the following rules shall apply hereto: (i) the singular includes the plural and plural includes the singular; (ii) "or" is not exclusive and "include" and "including" are not limiting; (iii) a reference to any agreement or other contract includes any permitted supplements and amendments; (iv) a reference in this Agreement to a section or exhibit is a reference to a section or exhibit within or attached to this Agreement unless otherwise expressly provided; (v) a reference to a section or paragraph in this Agreement shall, unless the context clearly indicates to the contrary, refer to all sub-parts or sub-components of any said section or paragraph; (vi) words such as "hereunder," "hereto," "hereof," and "herein," and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular clause hereof; (vii) the headings of the articles or sections and the ordering or position thereof are for convenience only and shall not in any way be deemed to affect the meaning of this Agreement; (viii) a reference in this Agreement to a "Person" or "party" (whether in the singular or the plural) shall (unless otherwise indicated herein) include both natural Persons and unnatural Persons (including, but not limited to, corporations, partnerships, limited liability companies or partnerships, trusts, etc.); and (ix) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP.

            9.7 Construction. The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement and that this Agreement has been fully reviewed and negotiated by the parties and their respective counsel. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. The mere listing (or inclusion of copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates solely to the existence of the document or other items itself).

            9.8 Governing Law. This Agreement is made in and shall be governed by the Laws of the State of Nevada, and the sole and exclusive venue for any action relating to or arising out of this Agreement shall be, The parties hereto expressly waive any claim or defense therein that such courts constitute an inconvenient forum. In no event shall any party be liable for any indirect, special, exemplary, punitive or consequential damages arising out of or relating to this Agreement.

            9.9 Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under applicable present or future Laws effective during the term of this Agreement, the remainder of this Agreement shall not be affected. In lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there shall be added as a part of this Agreement a clause or provision as nearly identical as may be possible and as may be legal, valid and enforceable. In the event any clause or provision of this Agreement is illegal, invalid or unenforceable as aforesaid and the effect of such illegality, invalidity or unenforceability is that either party no longer has the substantial benefit of its bargain under this Agreement and a clause or provision as nearly identical as may be possible cannot be added, then, in such event, such party may in its discretion cancel and terminate this Agreement provided such party exercises such right within a reasonable time after such occurrence.

            9.10 Arm's Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

            9.11 Public Disclosure. The parties agree that any press release or releases to be issued prior to the Closing Date with respect to the announcement of the transactions contemplated by this Agreement shall be mutually agreed upon by CDA and OWHC prior to the issuance thereof, and agree not to issue any such press release or make any related public statement prior to the Closing Date relating to the announcement of the transactions contemplated by this Agreement without the mutual agreement of CDA and OWHC, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any securities exchange.

            9.12 Binding Effect: Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other Person any legal or equitable rights hereunder. The rights and obligations of this Agreement may not be assigned without the prior written consent of the other party, which may be granted or withheld in such parties' sole and absolute discretion.

            9.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. A telecopy signature of any party shall be considered to have the same binding legal effect as an original signature.

            9.14 Entire Agreement. This Agreement, including the exhibits and schedules attached hereto, and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto. This Agreement is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

                                   ARTICLE 10
                                   DEFINITIONS

            As used in this Agreement, the following defined terms shall have the meanings indicated below:

                  "Actions or Proceedings" means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in Law or in equity, or before any arbitrator or Governmental Regulatory Authority.

                  "Agreement" means this Agreement, including (unless the context otherwise requires) the exhibits and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

                  "Approval" means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

                  "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property.

                  "Books and Records" means all files, documents, instruments, papers, books and records relating to the business or condition of OWHC, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts, agreements, instruments, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

                  "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of Nevada are authorized or obligated to close.

                  "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

                  "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include, without limitation, any stock exchange, quotation service, the National Association of Securities Dealers, Inc., and any patent, trademark or copyright authority.

                  "Indebtedness" of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Investment Assets" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by OWHC.

                  "Law" or "Laws" means any law, statute, Order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

                  "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale contract, title retention agreement or other agreement to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities aw.

                  "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

                  "Person" means any natural person, corporation, general partnership, limited partnership, Limited Liability Company or partnership, proprietorship, other business organization, trusts, union, association or Governmental or Regulatory Authority.

                  "SEC" means the United States Securities and Exchange Commission.

                  "Tax" or "Taxes" means all federal, state, local or foreign taxes, including, but not limited to, income, gross receipts, windfall profits, goods and services, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

                  "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

                  "Tax Returns" means any return, report, information return, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

         [The remainder of this page has intentionally been left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this
                  Agreement as of the date first above written.

 CONSUMER DIRECT OF AMERICA,
a Nevada corporation

By: /s/ Michael Barron
    ----------------------------
     Michael Barron
     President and Chief Executive Officer

OCEAN WEST HOLDING CORPORATION STOCKHOLDERS

By: /s/ Marshall L. Stewart
    ----------------------------
     Marshall L. Stewart, selling 1,942,340 shares of common stock of OWHC for [258,896] shares of common stock of CDA

By:  /s/ Daryl S. Mcddings
     ---------------------------
     Daryl S. Mcddings, selling 1,954,340 shares of common stock of OWHC for [260,414] shares of common stock of CDA

By: ____________________________
     Enfo Loan Corporation selling (553,224) shares of common stock of OWHC for (69,956) shares of common stock of CDA

By: ____________________________
     Kingsley and Nancy Cannon selling (131,000) shares of common stock of OWHC for (16,565) shares of common stock of CDA

By: ____________________________
     Dale and Suzanne Delmege selling (130,930) shares of common stock of OWHC for (16,556) shares of common stock of CDA

By: /s/ Daryl Meddings  Marshall Stewart
    -----------------------------------
     Daryl Meddings and Marshall Stewart selling (210,096 shares of Class B common stock of OWHC for (26,567) shares of common stock of CDA

                                Schedule 4.1(b)

        OWHC did not hold an annual shareholders meeting in 2002 or 2003.

                                 Schedule 4.2(b)

Based on the month June Average Prices
CDA Stock Price                              $  1.8940

OWHC Stock Price                             $  0.2395

Stock Acquired                             OWHC Shares       CDA Shares
                                           -----------       ----------

Marshall L. Stewart                          2,047,388          258,896

Daryl S.Meddings                             2,059,388          260,414
Enfo Loan Corporation                          553,224           69,956
Kingsley and Nancy Cannon                      131,000           16,565
Dale and Suzanne Delmege                       130,930           16,556
                                            ----------        ---------

  Total                                      4,921,930          622,388

Total Outstanding as of 3/31/2004

Class B Common Stock                           210,096

Common Stock                                 5,586,104

  Total Common Stock                         5,796,200

Percentage of Total Common                       84.92%

Preferred Stock                              1,587,500

Total Stock Shares                           7,383,700

Percentage of Total Stock                        66.66%